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              EXHIBIT 23         CONSENT OF WOLF & COMPANY, P.C.





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             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We consent to incorporation by reference in this Registration Statement on Form S-8 of Woronoco Bancorp, Inc. (holding company for Woronoco Savings Bank) of our report dated February 27, 1998 (except for Note 16 as to which the date is August 26, 1998) relating to the consolidated balance sheets of Woronoco Savings Bank as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in surplus and cash flows for each of the years in the three-year period ended December 31, 1997, in the Prospectus filed with the SEC by the Registrant (file No. 333-67255) on January 28, 1999, and to the reference to our firm under the heading "Experts" in this Registration Statement.



Wolf & Company, P.C.                         /s/ Wolf & Company, P.C.
Boston, Massachusetts
April 21, 1999